News Release

Date: May 4, 2017

American Homes 4 Rent Reports First Quarter 2017 Financial and Operating Results
AGOURA HILLS, Calif.—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter ended March 31, 2017.
Highlights

•	Total revenues increased 19.9% to $233.8 million for the first quarter of 2017 from $195.0 million for the first quarter of 2016.

•
Net loss attributable to common shareholders totaled $1.5 million, or a $0.01 loss per basic and diluted share, for the first quarter of 2017, compared to a net loss attributable to common shareholders of $4.4 million, or a $0.02 loss per basic and diluted share, for the first quarter of 2016.

•
Core Funds from Operations attributable to common share and unit holders for the first quarter of 2017 was $76.8 million, or $0.26 per FFO share and unit, compared to $63.6 million, or $0.23 per FFO share and unit, for the same period in 2016, which represents a 10.0% increase on a per share and unit basis.

•
Adjusted Funds from Operations attributable to common share and unit holders for the first quarter of 2017 was $68.8 million, or $0.23 per FFO share and unit, compared to $55.6 million, or $0.20 per FFO share and unit, for the same period in 2016, which represents a 12.7% increase on a per share and unit basis.

•	Increased Core Net Operating Income ("Core NOI") margin on Same-Home properties to 65.4% for the first quarter of 2017, compared to 63.0% for the same period in 2016.

•	Core NOI after capital expenditures from Same-Home properties increased 9.0% year over year for the quarter ended March 31, 2017.

•	Maintained solid leasing performance with total and Same-Home portfolio leasing percentages of 95.1% and 96.0%, respectively, as of March 31, 2017.

•	Achieved rental rate growth with 4.0% and 3.1% rental rate increases on new and renewal leases, respectively, during the quarter ended March 31, 2017.

•
In March and April 2017, the Company issued 14,842,982 Class A common shares and 6,000,000 5.875% Series F perpetual preferred shares, raising gross proceeds of $336.5 million and $150.0 million, respectively, before offering costs and paid off the $455.4 million AH4R 2014-SFR1 asset-backed securitization in full.

•	In March and April 2017, the Company received investment grade ratings of Baa3 and BBB- from Moody's Investor Service ("Moody's") and S&P Global Ratings ("S&P"), respectively.
“We are extremely pleased with our continued success in executing our strategic initiatives as evidenced by our first quarter operational and financial results, generating a 9.0% increase in Core NOI after capital expenditures from Same-Home properties and a 10.0% increase in Core FFO per share and unit,” stated David Singelyn, American Homes 4 Rent's Chief Executive Officer. “During the first quarter of 2017, we continued to unlock scale efficiencies and reduce expenditures, producing a 12.4% decrease in average R&M and turnover costs, net of tenant charge-backs, plus capital expenditures for our Same-Home portfolio. Finally, we further strengthened our balance sheet and were pleased to receive investment grade ratings from Moody’s and S&P. As we progress through 2017 and beyond, we are well-positioned to capitalize on internal and external expansion opportunities to drive incremental cash flow growth and produce long-term value for our shareholders.”

First Quarter 2017 Financial Results
Total revenues increased 19.9% to $233.8 million for the first quarter of 2017 from $195.0 million for the first quarter of 2016. Revenue growth was primarily driven by continued strong leasing activity, as our average leased portfolio grew to 45,042 homes for the quarter ended March 31, 2017, compared to 40,429 homes for the quarter ended March 31, 2016.
Net loss attributable to common shareholders totaled $1.5 million, or a $0.01 loss per basic and diluted share, for the first quarter of 2017, compared to a net loss attributable to common shareholders of $4.4 million, or a $0.02 loss per basic and diluted share, for the first quarter of 2016. This improvement was primarily attributable to higher revenues and lower acquisition fees and costs expensed, partially offset by increases in property operating and depreciation expenses resulting from growth in our property count and a gain on the conversion of Series E convertible units into Series D convertible units in the first quarter of 2016.
Core NOI from Same-Home properties increased 7.6% to $103.3 million for the first quarter of 2017, compared to $96.1 million for the first quarter of 2016. This increase was primarily due to rental rate growth and lower core property operating expenses. After capital expenditures, Core NOI from Same-Home properties increased 9.0% to $98.3 million for the first quarter of 2017, compared to $90.2 million for the first quarter of 2016. This additional improvement was attributable to our operational enhancements, which also resulted in lower levels of capital expenditures.
Core NOI on our total portfolio increased 24.0% to $131.7 million for the first quarter of 2017, compared to $106.2 million for the first quarter of 2016. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $76.8 million, or $0.26 per FFO share and unit, for the first quarter of 2017, compared to $63.6 million, or $0.23 per FFO share and unit, for the first quarter of 2016. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the first quarter of 2017 was $68.8 million, or $0.23 per FFO share and unit, compared to $55.6 million, or $0.20 per FFO share and unit, for the first quarter of 2016. This improvement was primarily attributable to significant increases in rental revenue driven by overall portfolio growth, a larger number of leased properties and higher rental rates.
Portfolio
As of March 31, 2017, the Company had 45,285 leased properties, an increase of 487 properties from December 31, 2016. As of March 31, 2017, the leased percentage on Same-Home properties was 96.0%, compared to 95.7% as of December 31, 2016.
Investments
As of March 31, 2017, the Company’s total portfolio consisted of 48,336 homes, including 704 homes held for sale, compared to 48,422 homes as of December 31, 2016, including 1,119 homes held for sale, a decrease of 86 homes, which included 420 homes acquired, 504 homes sold (including 476 former ARPI properties) and 2 homes rescinded.
Capital Activities and Balance Sheet
In March 2017, the Company issued 14,842,982 Class A common shares of beneficial interest, $0.01 par value per share, in an underwritten public offering and concurrent private placement, raising gross proceeds to the Company of $336.5 million after underwriter's discount and before offering costs of approximately $0.6 million.

As of March 31, 2017, the Company had cash and cash equivalents of $495.8 million and had total outstanding debt of $3.0 billion, excluding an unamortized discount on acquired debt, the value of exchangeable senior notes classified within equity and unamortized deferred loan costs, with a weighted-average stated interest rate of 3.81% and a weighted-average term to maturity of 13.1 years. The Company’s $650.0 million revolving credit facility and $350.0 million term loan facility had outstanding borrowings of zero and $350.0 million, respectively, at the end of the quarter.
In April 2017, the Company paid off the outstanding principal on the AH4R 2014-SFR1 asset-backed securitization of approximately $455.4 million using proceeds from the Class A common share offering in March 2017 and available cash.
In April 2017, the Company issued 6,000,000 of 5.875% Series F cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $150.0 million before offering costs of approximately $5.0 million, with a liquidation preference of $25.00 per share.
In March 2017, Moody’s assigned a Baa3 issuer rating to the Company and indicated that the rating outlook is stable. In April 2017, S&P assigned a BBB- investment grade rating to the Company and indicated that the rating outlook is stable.
Additional Information
A copy of the Company’s First Quarter 2017 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, May 5, 2017, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2017, and to provide an update on its business. The domestic dial-in number is (877) 705-6003 (for U.S. and Canada) and the international dial-in number is (201) 493-6725 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, May 19, 2017, by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13658809#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of March 31, 2017, we owned 48,336 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that we will continue to capture the benefits of our recent maintenance initiatives and will continue to generate strong results. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Single-family properties:
Land	$1,523,551	$1,512,183
Buildings and improvements	6,672,252	6,614,953
Single-family properties held for sale, net	78,922	87,430
	8,274,725	8,214,566
Less: accumulated depreciation	(732,529)	(666,710)
Single-family properties, net	7,542,196	7,547,856
Cash and cash equivalents	495,802	118,799
Restricted cash	135,057	131,442
Rent and other receivables, net	18,721	17,618
Escrow deposits, prepaid expenses and other assets	142,745	133,594
Deferred costs and other intangibles, net	10,139	11,956
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$8,490,605	$8,107,210

Liabilities
Revolving credit facility	$—	$—
Term loan facility, net	346,909	321,735
Asset-backed securitizations, net	2,438,616	2,442,863
Exchangeable senior notes, net	108,988	108,148
Secured note payable	49,583	49,828
Accounts payable and accrued expenses	199,693	177,206
Participating preferred shares derivative liability	75,220	69,810
Total liabilities	3,219,009	3,169,590

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 258,255,888 and 242,740,482 shares issued and outstanding at March 31, 2017, and December 31, 2016, respectively	2,583	2,427
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at March 31, 2017, and December 31, 2016	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, 37,010,000 shares issued and outstanding at March 31, 2017, and December 31, 2016	370	370
Additional paid-in capital	4,919,315	4,568,616
Accumulated deficit	(392,282)	(378,578)
Accumulated other comprehensive income	—	95
Total shareholders’ equity	4,529,992	4,192,936

Noncontrolling interest	741,604	744,684
Total equity	5,271,596	4,937,620

Total liabilities and equity	$8,490,605	$8,107,210

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2017	2016
Revenues:
Rents from single-family properties	$201,107	$167,995
Fees from single-family properties	2,604	2,197
Tenant charge-backs	28,373	21,016
Other	1,670	3,751
Total revenues	233,754	194,959

Expenses:
Property operating expenses	83,305	68,612
Property management expenses	17,478	16,746
General and administrative expense	9,295	8,570
Interest expense	31,889	30,977
Acquisition fees and costs expensed	1,096	5,653
Depreciation and amortization	73,953	69,517
Other	1,558	1,253
Total expenses	218,574	201,328

Gain on sale of single-family properties and other, net	2,026	234
Gain on conversion of Series E units	—	11,463
Remeasurement of participating preferred shares	(5,410)	(300)

Net income	11,796	5,028

Noncontrolling interest	(301)	3,836
Dividends on preferred shares	13,587	5,569

Net loss attributable to common shareholders	$(1,490)	$(4,377)

Weighted-average shares outstanding—basic and diluted	244,391,368	219,157,870

Net loss attributable to common shareholders per share—basic and diluted	$(0.01)	$(0.02)
Non-GAAP Financial Measures
This press release and the First Quarter 2017 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders ("FFO attributable to common share and unit holders"), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income / (loss) or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the First Quarter 2017 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the three months ended March 31, 2017 and 2016 (amounts in thousands, except share and per share data):

	For the Three Months Ended March 31,
	2017	2016
	(Unaudited)	(Unaudited)
Net loss attributable to common shareholders	$(1,490)	$(4,377)
Adjustments:
Noncontrolling interests in the Operating Partnership	(339)	3,912
Net (gain) on sale / impairment of single-family properties and other	(1,097)	(60)
Depreciation and amortization of real estate assets	71,404	68,162
FFO attributable to common share and unit holders	$68,478	$67,637
Adjustments:
Acquisition fees and costs expensed	1,096	5,653
Noncash share-based compensation expense (1)	938	870
Noncash interest expense related to acquired debt	840	576
Gain on conversion of Series E units	—	(11,463)
Remeasurement of participating preferred shares	5,410	300
Core FFO attributable to common share and unit holders	$76,762	$63,573
Recurring capital expenditures (2)	(6,444)	(6,017)
Leasing costs	(1,482)	(1,929)
Adjusted FFO attributable to common share and unit holders	$68,836	$55,627

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.23	$0.25
Core FFO attributable to common share and unit holders	$0.26	$0.23
Adjusted FFO attributable to common share and unit holders	$0.23	$0.20

Weighted-average FFO shares and units:
Common shares outstanding	244,391,368	219,157,870
Share-based compensation plan (3)	719,113	—
Operating partnership units	55,555,960	54,740,345
Total weighted-average FFO shares and units	300,666,441	273,898,215

(1)
For each of the three-month periods ended March 31, 2017 and 2016, $0.5 million that related to corporate administrative employees was recorded in general and administrative expense and $0.4 million that related to centralized and field property management employees was recorded in property management expenses.

(2)
As a portion of our homes are recently acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized and held for sale properties.

(3)	Reflects the effect of potentially dilutive securities issuable upon the assumed vesting / exercise of restricted stock units and stock options using the treasury stock method.
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) gain or loss on early extinguishment of debt, (5) noncash gain or loss on conversion of convertible units and (6) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) actual leasing costs incurred during the period. As a portion of our homes are recently acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized and held for sale properties.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders is a helpful measure of a REIT’s performance since this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation.
We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, are helpful to investors as supplemental measures of the operating performance of the Company as they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net income (loss) per share or net cash flow provided by operating activities, as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.
Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues from single-family properties, which is calculated as rents and fees from single-family properties, net of bad debt expense, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense, expenses reimbursed by tenant charge-backs and bad debt expense. Our Same-Home portfolio consists of our single-family properties that have been stabilized longer than 90 days prior to the beginning of the earliest period presented, and that have not been classified as held for sale or taken out of service as a result of a casualty loss.
Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of convertible units, (3) gain or loss on early extinguishment of debt, (4) gain or loss on sales of single-family properties and other, (5) depreciation and amortization, (6) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (7) noncash share-based compensation expense, (8) interest expense, (9) general and administrative expense, (10) other expenses and (11) other revenues. We consider Core NOI to be a meaningful financial measure because we believe it is helpful to investors in understanding the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting capital expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe is a meaningful supplemental non-GAAP financial measure because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income (loss) or net cash flows from operating activities (as computed in accordance with GAAP).
The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the three months ended March 31, 2017 and 2016 (amounts in thousands):

	For the Three Months Ended March 31,
	2017	2016
	(Unaudited)	(Unaudited)
Core revenues
Total revenues	$233,754	$194,959
Tenant charge-backs	(28,373)	(21,016)
Bad debt expense	(1,510)	(1,069)
Other revenues	(1,670)	(3,751)
Core revenues	$202,201	$169,123

Core property operating expenses
Property operating expenses	$83,305	$68,612
Property management expenses	17,478	16,746
Noncash share-based compensation expense (1)	(417)	(357)
Expenses reimbursed by tenant charge-backs	(28,373)	(21,016)
Bad debt expense	(1,510)	(1,069)
Core property operating expenses	$70,483	$62,916

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net loss attributable to common shareholders	$(1,490)	$(4,377)
Dividends on preferred shares	13,587	5,569
Noncontrolling interest	(301)	3,836
Net income	11,796	5,028
Remeasurement of participating preferred shares	5,410	300
Gain on conversion of Series E units	—	(11,463)
Gain on sale of single-family properties and other, net	(2,026)	(234)
Depreciation and amortization	73,953	69,517
Acquisition fees and costs expensed	1,096	5,653
Noncash share-based compensation expense (1)	417	357
Interest expense	31,889	30,977
General and administrative expense	9,295	8,570
Other expenses	1,558	1,253
Other revenues	(1,670)	(3,751)
Tenant charge-backs	28,373	21,016
Expenses reimbursed by tenant charge-backs	(28,373)	(21,016)
Bad debt expense excluded from operating expenses	1,510	1,069
Bad debt expense included in revenues	(1,510)	(1,069)
Core Net Operating Income	131,718	106,207
Less: Non-Same-Home Core Net Operating Income	28,381	10,126
Same-Home Core Net Operating Income	103,337	96,081
Less: Same-Home capital expenditures	5,063	5,908
Same-Home Core Net Operating Income After Capital Expenditures	$98,274	$90,173

(1)	Represents noncash share-based compensation expense related to centralized and field property management employees, which is included within property management expenses.

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com